Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 19, 2018 (except for the fourth paragraph of Note 1, as to which the date is June 18, 2018), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-225348) and related Prospectus of Domo, Inc. for the registration of shares of its Class B common stock.

/s/ Ernst & Young LLP

Salt Lake City, UT
June 18, 2018